Exhibit 10.3.2

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is made as of March 18, 2013 (the “Effective Date”), by and among CONNECTURE, INC. (the “Connecture”), DestinationRX, Inc. (“DestinationRX” and together with Connecture, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association, as Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Credit Agreement, dated as of January 15, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers wish to enter into that certain Second Lien Term Loan Agreement, dated as of the date hereof, with THL Corporate Finance, Inc. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Agent and the Lenders consent to the Second Lien Credit Agreement, and the Agent and the Lenders have agreed to do so solely in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Credit Agreement. Effective as of the Effective Date, the Credit Agreement shall be amended as follows:

(a).	Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:

(i).	“Crysalis Ventures” means Crysalis Ventures II, L.P.

(ii).	“Second Lien Agent” means THL Corporate Finance, Inc. in its capacity as administrative agent under the Second Lien Credit Agreement, together with its permitted successors and assigns, in accordance with the terms of the Second Lien Credit Agreement.

(iii).	“Second Lien Credit Agreement” means (i) that certain Second Lien Term Loan Agreement, dated as of March 18, 2013 among the Borrowers, the Second Lien Agent, and the Second Lien Lenders party thereto and (ii) each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal or refinancing of the obligations under the such Second Lien Credit Agreement, in each case as the same may be amended, restated, supplemented, modified, replaced, substituted, renewed or refinanced from time to time as permitted under the terms of the Second Lien Intercreditor Agreement and this Agreement.

(iv).	“Second Lien Credit Documents” has the meaning specified in the Second Lien Intercreditor Agreement.

(v).	“Second Lien Credit Facility” means the term loan facility under the Second Lien Credit Agreement.

(vi).	“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 18, 2013 between Agent and the Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

(vii).	“Second Lien Lender” means each lender party to the Second Lien Credit Agreement from time to time.

(viii).	“Second Lien Obligations” has the meaning specified in the Second Lien Intercreditor Agreement.

(ix).	“Sponsor Affiliated Entity” means Sponsor or any of its Affiliates (other than Loan Parties or their Subsidiaries and other than operating portfolio companies of Sponsor and its Affiliates).

(x).	“Ultimate Parent Company” means any direct or indirect parent of Borrowers which owns, directly or indirectly, 100% of the Equity Interests of Borrowers.

(b).	Schedule 1.1 of the Credit Agreement is hereby amended as follows:

(i).	the definition of “Change of Control” shall be amended by deleting the definition in its entirety and replacing it with the following in lieu thereof:

‘“Change of Control’ means that:

(a) (i) Sponsor fails to own and control, directly or indirectly, 30% or more (ii) Permitted Holders fail to own and control, directly or indirectly, 50.1%, or more, or (iii) any other “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) owns more than Sponsor, of the Equity Interests of Administrative Borrower, either on an economic basis or on the basis of those entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Administrative Borrower,

(b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Equity Interests of Administrative Borrower, either on an economic basis or on the basis of those entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Administrative Borrower,

(c) a majority of the members of the Board of Directors of Administrative Borrower do not constitute Continuing Directors, or

(d) Administrative Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.”

(ii).	the definition of “EBITDA” shall be amended by deleting the word “and” at the end of subsection (c)(xii) thereof and adding the word “and” at the end of subsection (c)(xiii) and adding the following new subsection (c)(xiv):

“(xiv) up to $500,000 for fees, costs, charges and expenses, in respect of underpayment of Microsoft license fees to be expensed in cash by Borrower and their Subsidiaries within 6 months of the Closing Date,”

(iii).	the definition of “Funded Indebtedness” shall be deleted in its entirety and replaced with the following in lieu thereof:

‘“Funded Indebtedness’ means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of any Borrower or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrowers and their Subsidiaries, the Revolver Usage, the Term Loan, the Second Lien Credit Facility and the amount of their Capitalized Lease Obligations.”

(iv).	the definition of “Indemnified Taxes” shall be deleted in its entirety and replaced with the following in lieu thereof:

‘“Indemnified Taxes’ means, (a) any Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.”

(v).	the definition of “Loan Documents” shall be amended by deleting the phrase “Subordination Agreement” therein and replacing it with “Second Lien Intercreditor Agreement” in lieu thereof.

(vi).	the definition of “Permitted Acquisition” shall be amended by deleting subsection (k) thereof in its entirety and replacing it with the following in lieu thereof:

“(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations (including, without limitations, earnouts and seller debt)) shall not exceed $15,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $10,000,000 in the aggregate.”

(vii).	the definition of “Permitted Indebtedness” shall be amended by deleting subsection (t) thereof in its entirety and replacing it with the following in lieu thereof:

“(t) Second Lien Priority Debt (as defined in the Second Lien Intercreditor Agreement);”

(viii).	the definition of “Permitted Investments” shall be amended by deleting subsections (n) and (o) thereof in their entirety and replacing them with the following in lieu thereof:

“(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law in an aggregate amount not to exceed $250,000,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition (so long as such Investment would otherwise constitute a Permitted Investment), and”

(ix).	the definition of “Permitted Liens” shall be amended by deleting subsection (s) thereof in its entirety and replacing it with the following in lieu thereof:

“(s) Liens securing Second Lien Priority Debt pursuant to the terms of the Second Lien Intercreditor Agreement, and”

(x).	the definition of “Sponsor” shall be amended by deleting such definition in its entirety and replacing it with the following in lieu thereof:

“‘Sponsor’ means Great Point Partners or any other equity investment vehicle managed or formed by Great Point Partners to the extent controlled by way of ownership or general partner relationship, but excluding portfolio companies of any such vehicle.”

(xi).	the definition of “Subordinated Indebtedness” shall be amended by deleting such definition in its entirety and replacing it with the following in lieu thereof:

“‘Subordinated Indebtedness’ means any unsecured Indebtedness of any Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations on terms satisfactory to Agent and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and, with respect to any such Indebtedness in excess of $250,000 in the aggregate, is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross payment default and cross acceleration to designated “senior debt” (including the “Obligations”), and (e) the other terms and conditions of the subordination are acceptable to Agent.”

(xii).	the definitions of “Harbert Capital Facility”, “Harbert Loan and Security Agreement”, “Subordination Agreement” shall be deleted in their entirety.

(c).	Section 2.4 of the Credit Agreement is hereby amended by:

(i).	deleting the references to “Section 2.4(f)(iii)” and “2.4(f)(ii)” in subsection (e) thereof, and replacing them with “Section 2.4(f)” in lieu thereof; and

(ii).	deleting subsection (e)(iv)(F) in its entirety and replacing it with the phrase “[intentionally omitted]” in lieu thereof.

(d).	The following shall be added at the end of Article V of the Credit Agreement as new Sections 5.16, 5.17 and 5.18 of the Credit Agreement:

“5.16 Second Lien Credit Documents. Borrowers will promptly provide Agent with (a) true and complete copies of any and all material documents and other material written information delivered by any Borrower or any of its Subsidiaries pursuant to the terms of the Second Lien Credit Documents including, without limitation, copies of all notices relating to proposed amendments, consents, waivers and other modifications to any Second Lien Credit Document, and (b) details of any defaults or events of default under any Second Lien Credit Document, and (c) copies of all notices relating to defaults and events or default under any Second Lien Credit Document.

5.17 Second Lien Credit Agreement Enhancements. If the Second Lien Agent or any Second Lien Lender receives any additional collateral, guaranty or other credit enhancement of any type after the date hereof, the Borrowers shall cause the same to be granted to the Agent for its own benefit and the benefit of the Lenders (pursuant to the terms of the Second Lien Intercreditor Agreement).

5.18 Exercise of Rights. Subject to the approval of such Loan Party’s governing body, enforce all of such Loan Party’s material rights with respect to the Acquisition Documents, including, without limitation, all material indemnification rights and pursue all material remedies available to the Loan Parties with diligence and in good faith in connection with the enforcement of such rights.”

(e).	Section 6.6 of the Credit Agreement is hereby amended by:

(i)	deleting subsection (a) thereof in its entirety and replacing it with the following in lieu thereof:

“(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1;”

(ii)	deleting subsection (b)(i) thereof in its entirety and replacing it with the following lieu thereof:

“(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, (D) the Second Lien Obligations in accordance with the terms and conditions of the Second Lien Credit Documents and the Intercreditor Agreement, or”

(f).	Section 6.7 of the Credit Agreement is hereby amended by deleting subsection (c) thereof in its entirety and replacing it with the following lieu thereof:

“(c) [Intentionally Omitted].”

(g).	Section 6.10 of the Credit Agreement is hereby amended by deleting subsection (a) thereof in its entirety and replacing it with the following in lieu thereof:

“(a) transactions (other than the payment of management, consulting, monitoring, advisory or similar fees) between such Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by any Borrower or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,”

(h).	The following shall be added as a new Section 6.15 to the Credit Agreement:

“6.15 Acquisition of Second Lien Obligations. The Loan Parties shall not, and shall not permit any Subsidiary or Affiliate to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Second Lien Obligations except upon the full repurchase or prepayment of the Loans in accordance with the other terms of this Agreement, or the refinancing, repurchase or repayment of the Second Lien Obligations in accordance with the Second Lien Intercreditor Agreement. For the avoidance of doubt, this Section 6.15 is not intended and shall not prevent Borrowers from making (a) regularly scheduled payments of interest pursuant to the Second Lien Credit Agreement, or (b) mandatory prepayments of the Second Lien Obligations as set for in the Second Lien Credit Agreement as of March 18, 2013.”

(i).	Subsection 8.2(a)(i) of the Credit Agreement is hereby amended by deleting such subsection 8.2(a)(i) in its entirety and replacing it with the following in lieu thereof:

“(i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, or 5.13- 5.18 of this Agreement,”

(j).	Section 8.3 of the Credit Agreement is hereby amended by deleting such Section 8.3 in its entirety and replacing it with the following in lieu thereof:

“8.3 Judgments. (a) If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or (b) if a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrowers and their Subsidiaries, taken as a whole;”

(k).	The following shall be added as a new Section 8.13 to the Credit Agreement:

“8.13 Ultimate Parent Company. Any Ultimate Parent Company shall have any material liabilities (other than liabilities arising under this Agreement and the Second Lien Loan Documents), own any material assets (other than Equity Interests of Borrowers) or engage in any operations or business (other than ownership of Borrowers and their Subsidiaries).”

(l).	Section 9.3 of the Credit Agreement is hereby amended by

(i).	adding the following sentence at the end of subsection (a) thereof:

“On or before the earlier to occur of (i) the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.1 for any fiscal quarter and (ii) the date on which the Compliance Certificate is actually delivered for any fiscal quarter, the Sponsor shall issue to Agent and the Lenders a written binding commitment to make such investment of Curative Equity.”; and

(ii).	replacing the reference to “Section 2.4(e)(vii)” in subsection (b) with “Section 2.4(e)(vi)”.

(m).	The following shall be added as a new Section 14.4 to the Credit Agreement:

“14.4 Amendment to Second Lien Credit Documents. Subject to the terms of the Intercreditor Agreement, if any amendment of modification to the Second Lien Credit Documents amends or modifies any representation and warranty, covenant (including any financial covenant) or event of default contained in the Second Lien Credit Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the Second Lien Credit Agreement or other Second Lien Credit Document adds an additional representation and warranty, covenant or event of default therein, the Borrowers acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial covenants or any such applicable basket), without the need for any further action or consent by any Borrower or any other party. In furtherance of the foregoing, the Borrowers shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant or event of default in this Agreement or such other Loan Documents without any need for any further action or consent by the Borrowers.”

(n).	Section 17.9 of the Credit Agreement shall be amended by deleting the word “and” immediately prior to subsection (a)(x) thereof and adding the following as new subsections (a)(xi) and (a)(xii) thereof immediately before the period at the end of subsection (a) thereof:

“, (xi) in connection with any public filing required under applicable law or regulation as determined in the reasonable discretion of Agent or any Lender and (xii) to their lenders or other providers of financing who agree to keep such information confidential in accordance with the terms hereof.”

(o).	The following shall be added as a new Section 14.4 to the Credit Agreement:

“17.15 Intercreditor Agreement. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Second Lien Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Second Lien Intercreditor Agreement, (c) authorizes and instructs Agent to enter into the Second Lien Intercreditor Agreement as Agent on behalf of such holder of Obligations and (d) acknowledges (or is deemed to acknowledge) that a copy of the Second Lien Intercreditor Agreement was delivered, or made available, to such Lender. Each Lender hereby acknowledges that it has received and reviewed the Second Lien Intercreditor Agreement.”

2. Conditions Precedent to Effectiveness of this Amendment.1 This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a) Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) The Borrowers shall have delivered to Agent true and correct copies of all Second Lien Credit Documents as of the Effective Date.

(c) The Borrowers shall have paid all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment, including, without limitation, legal fees and expenses of counsel to the Agent.

(d) The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(e) Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3. Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

[1]	Subject to further revision based on final review of Schedules 3.1 and 3.6

(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

4. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

8. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

9. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

DESTINATIONRX, INC

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

AMENDMENT TO CREDIT AGREEMENT

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WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Sara Townsend
Name:	Sara Townsend
Title:	Vice President

AMENDMENT TO CREDIT AGREEMENT

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